SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  January 14, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated January 13, 1998:

             MEDIMMUNE ANNOUNCES $66.3 MILLION PRIVATE PLACEMENT

Gaithersburg, MD, January 13, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today announced that 1,700,000 new shares of common stock will be issued at $39 per share to a group of three institutional investors including BB Biotech, Investor AB and Invesco Funds Group. The private placement was self-managed by MedImmune. The closing of the transaction is conditioned upon the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission covering resale by purchasers.

The Company intends to use the net proceeds to finance the potential market introduction of SynagisT (palivizumab, formerly known as MEDI-493), if and when approved by the U.S. Food and Drug Administration, and for working capital and general corporate purposes. Upon closing of the financing, MedImmune will have 26.2 million shares outstanding.

SynagisT is a humanized monoclonal antibody being developed by MedImmune for prevention of serious respiratory syncytial virus (RSV) disease in infants and young children. RSV is the most common cause of lower respiratory infections in infants and children worldwide.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that there can be no assurance that SynagisT will be licensed for marketing by regulatory authorities.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            January 14, 1998